Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Grubb & Ellis Company 2006 Omnibus Equity Plan and to the incorporation by reference therein of our reports dated August 27, 2007, with respect to the consolidated financial statements of Grubb & Ellis Company included in its Annual Report (Form 10-K) for the fiscal year ended June 30, 2007 and the effectiveness of internal control over financial reporting of Grubb & Ellis Company, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
December 5, 2007